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                               PURCHASE AGREEMENT


         The Glenmede Portfolios (the "Portfolios"), a Massachusetts business trust, and The Glenmede Trust Company ("Glenmede Trust"), a Pennsylvania trust company, hereby agree with each other as follows:

         1. The Portfolios hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share each (the "Share") of the Portfolios' New Jersey Muni Portfolio and Maryland Muni Portfolio for $10.00 per share. The Portfolios hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for each Share.

         2. Glenmede Trust represents and warrants to the Portfolios that the Shares is being acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 1st day of November, 1993.

                                                     THE GLENMEDE PORTFOLIOS

ATTEST:


/s/ Sheryl P. Durham                        By:/s/ Mary Ann B. Wirts
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Its:     Vice President                     Its: Exec. Vice President




                                             THE GLENMEDE TRUST COMPANY

ATTEST:


/s/ Sheryl P. Durham                        By:/s/ John W. Church, Jr.
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Its: Vice President                         Its: Senior Vice President